Exhibit 3.375

     I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “SUMNER PHYSICIAN PRACTICES, LLC” AS RECEIVED AND FILED IN THIS OFFICE.
     THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:
     CERTIFICATE OF FORMATION, FILED THE NINETEENTH DAY OF MAY, A.D. 2010, AT 4:13 O’CLOCK P.M.
     AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “SUMNER PHYSICIAN PRACTICES, LLC”.

4825594 8100H	/s/ Jeffrey W. Bullock

Jeffrey W. Bullock, Secretary of State
110292759	AUTHENTICATION: 8620181
You may verify this certificate online at corp.delaware.gov/authver.shtml	DATE: 03-14-11

State of Delaware Secretary of State Division of Corporations Delivered 04:26 PM 05/19/2010 FILED 04:13 PM 05/19/2010 SRV 100536448 – 4825594 FILE
Certificate of Formation
of
Sumner Physician Practices, LLC
     The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the State of Delaware, particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the Delaware Limited Liability Company Act (the “Act”), hereby certifies that:
     FIRST: The name of the limited liability company is Sumner Physician Practices, LLC (the “Company”).
     SECOND: The address of the registered office and the name and address of the registered agent of the Company required to be maintained by Section 18-104 of the Act is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of May 19, 2010.

By:	/s/ Mary Kim E. Shipp
Mary Kim E. Shipp
Authorized Person